Barnes GROUP INC	Patrick Dempsey President and CEO pjdempsey@BGInc.com	123 MAIN STREET Bristol, CT 06010-6307	T: 860.973.2121 F: 860.582.3228

November 29, 2017

Mr. Peter A. Gutermann
20 Hopmeadow Street, 11A
Weatogue, Connecticut 06089
Dear Peter:

We are pleased to offer you the position of Senior Vice President, General Counsel and Secretary, Barnes Group Inc. at an annual salary of $375,000 (paid monthly in advance), effective December 11, 2017, or your date of employment. In this position you will report to me and be headquartered in Bristol, Connecticut.

Effective January 1, 2018 (or the effective date of your employment, if later than 1/1/2018, on a pro-rated basis), you will participate in the Performance-Linked Bonus Plan for Selected Executive Officers. Your target incentive under these plans is 45% of base salary, with a maximum payout of 135% of base salary. Your incentive payout will be based on 100% Barnes Corporate results. Corporate performance measures will be communicated in early 2018 once approved by the Compensation and Management Development Committee of the Board of Directors. Your total cash compensation package is $543,750 at target and $881,250 at maximum on an annualized basis. Payouts are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year (i.e., payouts for the 2018 plan year are expected to be paid in late February, 2019). You must be employed on the date bonuses are paid to be eligible for a payout.

Effective on your date of employment, you will be awarded the following:

•
6,116 Stock Options, with an exercise price equal to the fair market value of Barnes Group's stock (as defined in the 2014 Barnes Group Inc. Stock and Incentive Award Plan) on your date of employment. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

•
1,825 Time-vested Restricted Stock Units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

Barnes GROUP INC	Page -2-

November 29, 2017
Peter A. Gutermann

•
3,042 Performance Share Awards, with each unit having the equivalent value of one share of Barnes Group stock. Performance share awards vest on the basis of the performance of Barnes Group over three years. One of the two performance measures, Total Shareholder Return (TSR) is measured on a relative basis against the Russell 2000 companies. The second measure, Return on Invested Capital (ROIC), is measured on an absolute basis against "pre-established targets" as set by the Compensation and Management Development Committee of the Board of Directors. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

You will be eligible for annual long-term awards beginning with the 2019 grant cycle. Your current target value for annual long-term compensation is $400,000. We currently expect these awards to be in the form of stock options, restricted stock units, and performance share awards.
All awards are subject to the discretion of the Compensation and Management Development
Committee.

You will be expected to sign an agreement that provides that, in certain circumstances, you may be subject to a "claw back" of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception of restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

Stock ownership guidelines have been established for our leadership team to ensure that management's interests are aligned with our stockholders' interests. The guideline for your position is three times your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, exercises of stock options, stock unit holdings under the Barnes
Group Inc. Retirement Savings Plan (RSP), and stock owned through the Barnes Group Inc.
Employee Stock Purchase Plan (ESPP). In addition, two-thirds of the value of unvested restricted stock units will be credited toward ownership guidelines. Shares granted by the
Company (100% of the after tax value of equity grants vesting, or options exercised) must be retained until you have met your ownership guidelines. Once met, your multiple of salary requirement converts into a "fixed" number of shares needed to meet that requirement. Going forward, participants must maintain, at minimum, their "fixed" number of shares while employed by the Company in an ownership designated position.

While there is no specific timeframe requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of restricted stock units, performance share awards, and stock option exercises.

In addition to your annual salary and incentive compensation, Barnes Group Inc. offers a comprehensive employee benefits package, including:

Barnes GROUP INC	Page -3-

November 29, 2017
Peter A. Gutermann

•	Medical and Prescription Drug Insurance (contributory on a pre-tax cost-sharing basis).

•	Dental Insurance (contributory on a pre-tax cost-sharing basis).

•	Vision Insurance (contributory).

•	Employee Stock Purchase Plan featuring a 5% discount off fair market value of Barnes Group Inc. stock, subject to statutory limits.

•	Retirement Savings 401(k) Plan with a Company matching contribution of 50% on the first 6% of your pre-tax contributions. The Plan offers a wide range of investment funds to choose from.

•	4% Retirement Contribution (Company funded based on eligible earnings) deposited annually into your Retirement Savings 401(k) Account.

•
4% Retirement Contribution to the Defined Contribution Retirement Benefit Equalization Plan (DC RBEP) for eligible compensation in excess of annual IRS limits ($265,000 for 2017), deposited annually into your Retirement Savings 401(k) Account.

•
Participation in the Company's Executive Group Term Life Insurance Plan (EGTLIP), effective on your date of employment. EGTLIP provides a death benefit equal to four times salary ($1,500,000). EGTLIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company.

•	Accidental Death and Dismemberment Insurance up to $100,000 (non-contributory).

•	Optional Employee Term Life Insurance of 1 to 6 times annual salary (contributory).

•	Optional Dependent Term Life Insurance of up to $250,000 for a spouse and up to $10,000 for each dependent child, as applicable (contributory).

•	Short-term Disability coverage, with a benefit of up to 26 weeks' salary continuation (non-contributory).

•	Long-term Disability coverage with a benefit of 50% of covered earnings (noncontributory).

•	Supplemental Long-term Disability coverage available in increments of 10% and 16 2/3% (contributory and subject to plan limits).

•	Business Travel Accident Insurance.

•	Education Assistance Program.

Barnes GROUP INC	Page -4-

November 29, 2017
Peter A. Gutermann

You will receive additional information regarding our benefit programs as part of our RedCarpet Onboarding system or by accessing the Benefits 360 website. Most coverage, subject to your enrollment, will become effective the first day of the month following your date of hire. Coverage under the Company's Short-term and Long-term Disability plans begin on the first day of the calendar month following the completion of 90 days' continuous service.

As an Officer of the Company, you are entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, up to a maximum of $8,000 (for the first year) and a maximum of $4,000 per year thereafter. There is no tax gross up associated with these benefits.

You will be entitled to four weeks of vacation annually (commencing in 2018) as well as eligible for a total of thirteen company-paid holidays (which includes 3 to 4 floating holidays annually).

All prospective Barnes Group employees are required to pass a urinalysis test for the presence of drugs and to undergo a standard physical examination to determine whether they are capable of performing (with or without reasonable accommodation) the essential functions of the job for which an offer is extended. This offer of employment is contingent upon your drug test, physical examination, background and reference checks yielding satisfactory results. Additionally, this offer is contingent on you completing the Officer Questionnaire and you being in compliance with the federal securities laws Barnes Group is required to comply with.

This letter sets forth our offer of employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me.

If you have any questions with regard to the above, please call Dawn Edwards, Senior Vice President, Human Resources, Barnes Group Inc., at (860) 973-2119.

Peter, I would appreciate your calling Dawn Edwards at the above number by December 4, 2017, with your decision. Please also sign, date, and return the enclosed duplicate copy of this letter to Dawn Edwards within three (3) business days of receipt to indicate your acceptance of this offer.

Barnes GROUP INC	Page -5-

November 29, 2017
Peter A. Gutermann

I look forward to your joining the Barnes Group executive team and contributing to the overall success, growth and profitability of the company.

Sincerely
/s/ Patrick J. Dempsey
Patrick J. Dempsey
President and Chief Executive Officer

Agreed to and accepted:

/s/ Peter A. Gutermann                        12/4/2017
Peter A. Gutermann                        Date